UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 2, 2013

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)(3)     Compensatory Arrangements of Certain Officers – Employment Agreements and Change in Control Agreements

On December 2, 2013, First Financial Northwest, Inc.’s (the “Company”) financial institution subsidiary, First Savings Bank Northwest (“Bank”), entered into an amended employment agreement with Joseph W. Kiley III, President and Chief Executive Officer and a director of the Company and the Bank (the “Amended Agreement”).  The Bank previously had entered into an employment agreement with Mr. Kiley on August 14, 2012 (the “2012 Agreement”).  The Bank also entered into an employment agreement with Richard P. Jacobson, Chief Operating Officer, Chief Financial Officer and Executive Vice President of the Bank, and Chief Operating Officer and Chief Financial Officer of the Company.  The material terms of Mr. Kiley’s Amended Agreement and Mr. Jacobson’s employment agreement (sometimes referred to in this summary as the "agreement") are summarized below and copies of the forms of the agreements are furnished and attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Employment Agreements

Joseph W. Kiley III Amended Employment Agreement.  The 2012 Agreement provided that if Mr. Kiley was involuntarily terminated within 12 months following a "change in control" (as defined in the 2012 Agreement), then he will receive a cash lump sum severance payment equal to one times his then-annual salary.   The Amended Agreement increases the cash lump sum severance payment to 2.99 times his “base amount”, as determined under Section 280G of the Internal Revenue Code ("Code"). Generally, the term "base amount" means the average of Mr. Kiley's includible compensation from the Bank during the five-year period ending with the year preceding the year in which the change in control occurs.  This payment, along with other payments made in connection with a change in control, remain subject to reduction in order to avoid violating the limits set forth in Section 280G of the Code, as well as the other reductions and restrictions provided for in the Amended Agreement.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, a copy of which is furnished as Exhibit 10.1 and incorporated herein by reference.

Richard P. Jacobson Employment Agreement.  Mr. Jacobson’s employment agreement is effective on December 2, 2013, and provides for an initial three-year term, provided the agreement has not been terminated earlier by either party.  On each anniversary beginning on December 2, 2014, the term of the agreement will be extended for an additional year unless notice is given by the Board of Directors of the Bank (“Board”) to Mr. Jacobson, at least 90 days prior to the end of the then three-year term, that the agreement will not be extended.

Under the employment agreement, Mr. Jacobson's annual base salary is $264,000.  This amount may be increased at the discretion of the Board or an authorized committee of the Board or the (“Committee”). Mr. Jacobson's annual base salary will be adjusted from time to time to reflect amounts approved by the Board or the Committee.

Mr. Jacobson is eligible for a bonus opportunity as a percentage of his salary. Performance metrics related to such bonus will be developed to the mutual satisfaction of Mr. Jacobson and the Board. Mr. Jacobson may also participate in an equitable manner with all other executive officers of the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board or the Committee for executive officers.

Mr. Jacobson also may participate, to the same extent as executive officers of the Bank generally, in all plans of the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, Mr. Jacobson is entitled to participate in any other fringe benefit plans or perquisites which are generally available to the Bank's executive officers, including but not limited to deferred compensation programs, supplemental medical or life insurance plans, physical examinations, financial planning and tax preparation services.  He also will receive five weeks of paid vacation, and sick leave as provided under the Bank's paid time off policies.  Mr. Jacobson also will receive a $500 per month automobile allowance.

The agreement may be terminated by Mr. Jacobson if he is assigned duties inconsistent with his initial position, duties and responsibilities, or upon the occurrence of certain events, all as described in the definition of “Involuntary Termination” under the agreement. If Mr. Jacobson's employment is terminated by the Board without cause or upon his voluntary termination following the occurrence of an event described in the preceding sentence (either of which is considered an "involuntary termination"), then the Bank would be required to (1) continue to pay Mr. Jacobson his then-current salary for a one-year period; and (2) continue to provide Mr. Jacobson for that one-year period various group benefits, such as health, dental and long term disability insurance, on terms as substantially as favorable to him as he would have received if he had not been involuntarily terminated.

      The employment agreement also provides for a severance payment and other benefits if Mr. Jacobson is involuntarily terminated within 12 months following a "change in control" (as defined in the employment agreement).  In the event of an involuntary termination of employment following a change in control (as described above), the Bank would be required to (1) pay Mr. Jacobson a cash lump sum equal to 2.99 times his “base amount”, as determined under Section 280G of the Code determined at the effective time of the change in control event (generally, "base amount" means the average of Mr. Jacobson's includible compensation from the Bank during the 5-year period ending with the year preceding the year in which the change in control event occurs); and (2) continue to provide Mr. Jacobson with various group benefits, such as health, dental and long term disability insurance, for a 24-month period.  The agreement further provides that if Mr. Jacobson's payments made in connection with a change in control would cause the deduction limitations and excise tax requirements of Sections 280G and 4999 of the Code (the "Golden Parachute Limits") to apply, then he will receive the "Reduced Amount".  The "Reduced Amount" is generally that amount that may be paid without causing any amount to exceed the Golden Parachute Limits.

The payments described in the preceding two paragraphs are conditioned on Mr. Jacobson signing a release similar to that attached to his agreement. Any severance payment also is subject to the payment restrictions of Section 409A of the Code and other regulatory provisions in the agreement.

The agreement also includes a noncompetition provision that restricts Mr. Jacobson, during the term of the agreement and for a period of one year from the termination of the agreement, from serving as a director, officer or employee of or consultant to any bank, savings and loan association, credit union or similar thrift, savings bank or institution or holding company of any such entity in any county in which the Company, the Bank or any other affiliate operates a full service branch office on the Date of Termination (as defined in the agreement) of the agreement.  However, this does not preclude Mr. Jacobson from acquiring or owning an interest in a business that is dissimilar from that of the Bank or the Company, or solely as a passive investor in any business.  The agreement also includes confidentiality restrictions.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, a copy of which is furnished as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1           Amended Employment Agreement with Joseph W. Kiley III
10.2           Employment Agreement with Richard P. Jacobson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: December 5, 2013	By: /s/Joseph W. Kiley III
Joseph W. Kiley III
President and Chief Executive Officer